S H A R E H O L D E R L E T T E R Q 1 2 0 2 3   |   M A Y 1 0 , 2 0 2 3

© 2023 Unity Technologies — 2 T H E W O R L D I S A B E T T E R P L A C E W I T H M O R E C R E A T O R S I N I T Unity delivered a strong first quarter, ahead of expectations. We are focused on execution to deliver our strategic imperatives and enable sustainable and profitable growth. We are excited about the rate of adoption of AI tools, which we expect to be tailwinds for many years to come. As a result of these factors, we are raising the low-end of our full-year revenue and adjusted EBITDA guidance ranges.

© 2023 Unity Technologies — 3 Unity had a strong start to 2023, with first quarter revenue of $500 million, up +56% year-over-year and down -2% on a pro-forma basis. In the first quarter, we exceeded the revenue guidance that we provided during our previous earnings call of $470 to $480 million. GAAP net loss was $254 million. Adjusted EBITDA of $32 million also came in ahead of guidance of $7 to $12 million and is an improvement of $55 million year-over-year. For the balance of 2023, we expect revenue to grow faster than the markets in which we compete, with steady and meaningful continued progress on profitability. We provide creators with best of breed solutions holistically integrated into our end-to-end platform. Innovation, productivity and execution are three pillars that position Unity as a stronger company going forward. A S T R O N G S T A R T I N 2 0 2 3 $500 $400 $300 $200 $100 $0 $ i n m ill io n s → Financial overview $320 36% $323 13% $451 43% $500 56% $297 9% 9% (2%) ($23) Net loss ($178) ($204) ($250) ($288) ($254) ($31) $21 $32 ($38) Q1 2022 Q2 2022 Q3 2022 Q4 2022 Q1 2023 Total revenue (Y/Y%) Adjusted EBITDA Pro Forma (Y/Y%) Pro forma percentages reflect the consolidated results giving effect to the ironSource merger as if it had occurred on January 1, 2021 as disclosed in our Form 10-K for fiscal year 2022, combining the historical financial results of ironSource with ours, with adjustments to give effect to pro forma events that are directly attributable to the acquisition, including for intercompany revenue and amortization for intangible assets acquired . The amounts used to calculate the pro forma percentages are consistent with disclosure required under GAAP. Such percentages are provided for illustrative purposes only and not necessarily indicative of future periods and do not give effect to the potential impact of current financial conditions, future revenues, regulatory matters, or any anticipated synergies, operating efficiencies, or cost savings that may be associated with the ironSource merger. Create Solutions first quarter revenue of $187 million is up 14% year-over-year. As noted in our last shareholder letter, Create Solutions now includes Unity Gaming Services and Strategic Partnerships. Given that our Strategic Partnership quarterly revenue is impacted by the timing of large deals, we are also providing our Create Solutions revenue excluding Strategic Partnerships, which was $170 million, up 17% year-over-year. This rate of growth is slower than our recent performance, as Weta is now in the base, and a slower rate of growth in Professional Services (PS) as we reduce our reliance on PS to drive adoption of digital twins. We expect Create Solutions revenue to accelerate throughout the year behind the Editions price increase, adoption of digital twins and acceleration in China.

© 2023 Unity Technologies — 4 Grow Solutions revenue of $313 million is up 101% year-on-year and down -9% on a pro-forma basis compared to strong, COVID elevated, performance in the first quarter of 2022. We estimate that we performed better than the market with share of wallet gains in Unity LevelPlay, our mediation platform, and in our Ad Networks. We continue to see strong engagement in games and a stable ads market compared to the back-half of 2022. We expect Grow Solutions revenue to accelerate throughout the year mainly from share gains as we apply best practices, capabilities and data between our ad networks. For example, we are transitioning the ironSource ads network to the more advanced Unity ML/AI model, and the Unity ad network is adopting ironSource’s bidding models. This quarter we celebrated several customer key wins within games. This includes Unity’s partnership with Outfit7, the company behind the Talking Tom & Friends brand, which boasts up to 470 million MAU and over 20 billion downloads. Another strong Unity partnership, Second Dinner’s MARVEL SNAP passed 18 million downloads in the first quarter. Games made with Unity continue to be celebrated as IMMORTALITY was among the winners in the 2023 British Academy Game Awards. Unity also showed up strong at the Game Developers Conference (GDC) this March in San Francisco, with 40 mostly creator-led sessions, demos of our latest UGC open beta, HRDP enhancements, DevOps and over 800 customer sales meetings. The conference generated nearly 10,000 leads and contacts, and tens of millions of dollars in sales pipeline. Beyond gaming, our customers continue to see digital twins and real-time 3D capabilities as a strategic priority across industries. This quarter we signed deals with Cincinnati Children’s Hospital to co-develop a virtual reality-based metaverse platform to plan pediatric cardiac surgeries, Booz Allen Hamilton to bring digital twin capabilities to federal agencies, and two luxury watch manufacturers to showcase their products for their omnichannel commerce platforms. To support our growing digital twins business, this quarter we launched Unity Industry, an optimized offering for enterprises. Customers across industries can leverage this offering to build and deploy interactive real-time experiences, reducing time to market and optimizing resources. Unity Industry provides enterprises with essential tools to accelerate their digital transformation and build the next generation of digital twins and immersive experiences. Everyone at Unity is focused on execution of this year’s action plans which are based on our long- term strategies and must-win goals. This focus on execution is what enabled us to deliver a strong first quarter with revenue and adjusted EBITDA ahead of expectations. Last week we announced the efforts to be more productive, streamlined and nimble as we continue to position Unity for long-term and profitable growth in an evolving economic environment. These actions will shape how Unity works and strengthen our culture. First, we are reducing approximately 600 roles or 8% of our workforce as we restructure specific teams. Second, we are reducing the number of managerial layers to make us more agile and effective. Third, we are reducing the number of Unity offices over time to concentrate people and teams together and make it easier to collaborate and solve problems for our customers. We expect these decisions will make Unity stronger, and set us up for even stronger long-term profitable growth. E X C E L L E N C E I N E X E C U T I O N

© 2023 Unity Technologies — 5 Our expectation is that AI will be accretive to both our growth and profitability as we embed these technologies throughout the company. We believe that Unity is well-positioned to benefit from AI given four structural and sustainable competitive advantages: the Unity Editor, the Unity runtime, the Unity Network, and our Data Advantage. The Unity Editor is a widely-adopted workflow and tool set for the creation of real-time experiences, for games and digital twins. We believe that the power of AI technologies accessed from inside the Unity Editor will enable Unity’s creators to be more productive and expand the total number of creators by abstracting away the complexity of creation tool chains, making it easier for creators to build real-time 3D content and experiences. We believe that creators will use a combination of natural language and deterministic tools in the Unity Editor. This dynamic approach will be far more powerful and efficient than working with just one or the other. Just like a journalist that uses GPT to create the first draft of an article and then uses deterministic tools (which always provide the same outputs for the same input) like Word or Google Docs to edit that draft, we believe real-time 3D creators will use natural language generative AI tools alongside deterministic tools to develop the first draft of the content or experience they are creating. This includes creating code, animations, physical effects, sounds, and other real-time content. The creation process will be iterative and collaborative with teams of writers, level designers, artists, and many others collaborating inside the Unity Editor to build content, evaluate performance, and develop experiences before considering their work completed, and even then, we believe that creators will continue to use our tools to update and improve their applications. The Unity Runtime is a widely-distributed real-time application across the world, running on more than 4 billion devices. The runtime is included in all applications built in Unity and it is downloaded billions of times every month. It is Unity’s runtime that transforms the content built by our customers into being real-time, with each frame (typically 30 or 60 frames per second) rendered in response to user input. It is the Unity runtime that makes 3D content interactive, real time and available on any device, responsive to user input, physics simulations, lighting, and more. We have been working on project Barracuda for five years. Barracuda brings an inference engine, an important part of generative AI capabilities, to the Unity runtime. Barracuda will enable creators to do things that were considered impossible up to now. One example is populating game worlds with non-player characters that seem alive and capable of dynamic, responsive language dialogue with player characters and behaving in ways that will seem “real”, alive and not scripted. Because Barracuda allows trained data science models to run locally on devices, creators can imagine and deliver these experiences without worrying about cloud compute costs or latency. Unity’s runtime is also essential and compelling in industries outside of gaming. The combination of Barracuda and the Unity runtime allow real-time digital twins with active intelligence to be deployed throughout an enterprise. Instead of a complex user interface, natural language integrates live data with simulated outcomes: “What aisles of the store were least crowded at lunchtime yesterday?”, “What were the most common options in the car configurator where user’s abandoned the process?”, “Simulate the manufacturing line for three full shifts given last month’s actuals.” These are the type of solutions that real-time 3D + AI aims to solve for our customers. G E N - A I : T A I L W I N D T O U N I T Y

© 2023 Unity Technologies — 6 The Unity runtime and Barracuda fundamentally reframe the opportunity for AI tools and techniques, making AI available at runtime and economically by delivering inference on device. The Unity Network – Unity’s analytics tools, ad networks, publishing systems, and cloud services reach more than 4B+ devices already equipped with the Unity runtime, each yielding data (permitted by the user) that we use to help customers find new users, increase user engagement, or build revenue per user. For over three years, Unity has been using the power of neural networks to help enable increasingly advantaged systems to enable our customers in these critical areas. Games using Unity’s AI/ML-powered services and monetization tools find success more easily and more sustainably, increasing opportunity for both our creators and for Unity. Training Data – Current AI tools, large language models and generative AI tools need to train on data to be smart and create content. Most content in the world today is linear – a photo, a set of film frames, a scholarly article, or a rendering of a building floor plan. An AI algorithm needs to ingest the data to train the associated algorithm. What Unity enables is the training of models based on unique datasets captured at the creation and operation of real-time 3D experiences that we have available. Within Unity, we can train algorithms for full 3D worlds, and the underlying instructions that create these worlds, in real-time. This includes training on the underlying code and instructions, making it far more useful than training on just the language or visual output. Through this training, we can create ever richer services built on top of Unity and can provide extraordinary capabilities to our partners to leverage Unity as a data creation, simulation, and training engine for their own needs. Unity’s training increases the amount of proprietary data available to us, while reducing the cost to acquire it both for Unity and our customers. G U I D A N C E For the second quarter, we are guiding revenue to $510 to $520 million, an increase of 72% to 75% year-over year and 6% to 8% on a pro-forma basis. Our assumption is that the ads market will be relatively flat quarter-over-quarter and that we will continue to gain share and perform ahead of the market. We are guiding adjusted EBITDA from $50 to $60 million, which takes into account the restructuring announced last week and represents another significant profitability increase from the -$38 million delivered in the second quarter of 2022. For the year, we are taking into account our stronger than expected first quarter and the ongoing uncertain economic environment. We are increasing the low-end of our revenue guide by $30 million and the low-end of our adjusted EBITDA guide by $20 million. Our revenue guide is $2.08 to $2.2 billion, an increase of 50% to 58% year-over year and 3% to 9% on a pro-forma basis, and our adjusted EBITDA guide is $250 to $300M. We remain committed to our goal to reach $1B adjusted EBITDA run-rate by the end of 2024.

© 2023 Unity Technologies — 7 Q2 2023 FY 2023 Total Revenue $510 – 520 million $2.08 – 2.20 billion Adjusted EBITDA1 $50 – 60 million $250 – 300 million Adjusted EBITDA margin 10% – 12% 12% – 14% (1) A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty of expenses that may be incurred in the future and cannot be reasonably determined or predicted at this time, although it is important to note that these factors could be material to Unity’s results computed in accordance with GAAP. We expect 382 million shares outstanding and 478 million fully diluted shares at the end of the quarter, and 390 million shares outstanding and 490 million fully diluted shares at the end of the year. Our shares estimates do not include the impact of any additional share buyback. We are encouraged with the start in 2023 and optimistic about the full year as we execute with excellence. We embraced AI years ago and see the adoption of AI tools as an accelerant to our business based on our structural and sustainable competitive advantages. C L O S I N G

© 2023 Unity Technologies — 8 A P P E N D I X Cautionary Statement Regarding Forward-Looking Statements This shareholder letter and the earnings call referencing this shareholder letter contain “forward-looking statements,” as that term is defined under federal securities laws, including, but not limited to, statements regarding Unity’s second quarter and full-year 2023 outlook and future financial performance, including the growing demand for real-time 3D solutions and services; expectations for success, including our ability to create value for creators and our shareholders; and our attainment of sustainable and profitable long-term growth; the impacts of AI on our operations and financial results, including that it will be accretive to both our growth and profitability; our workforce and resources, including our plans and ability to manage costs, improve margins and become more productive, streamlined and efficient and to strengthen our culture; the expected profitability and ability to generate positive free cash flow, including as a result of the ironSource merger; business plans, priorities and objectives, potential market and growth opportunities; product features, functionality, and expected benefits to the business and Unity’s customers; competitive position; product strategies and future product and platform features; technological or market trends; and our industry environment, including regarding the ads market; and our expectation that our revenue will grow faster than the market; our expectations regarding increased adoption of digital twins and improved performance in China; and our ability expectation to accelerate revenue build market share in both Create Solutions and Grow Solutions throughout the year and build market share in Grow Solutions. The words “aim,” “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “plan,” “project,” and similar expressions are intended to identify forward- looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to: (i) the impact of macroeconomic conditions, such as inflation and actions taken by central banks to counter inflation, liquidity concerns and failures of banks and other financial institutions, and potential economic recession, on our business, as well as our customers, prospects, partners, and service providers; (ii) our ability to achieve and sustain profitability; (iii) our ability to retain existing customers–including ironSource customers–and expand the use of our platform; (iv) our ability to further expand into new industries and attract new customers; (v) the impact of any changes of terms of service, policies or technical requirements from operating system platform providers or application stores which may result in changes to our or our customers’ business practices; (vi) our ability to maintain favorable relationships with hardware, operating system, device, game console and other technology providers; (vii) our ability to compete effectively in the markets in which we participate; (viii) breaches in our security measures, unauthorized access to our platform, our data, or our customers’ or other users’ personal data; (ix) our ability to manage growth effectively; (x) the rapidly changing and increasingly stringent laws, regulations, contractual obligations and industry standards that relate to privacy, data security and the protection of children; (xi) our ability to successfully integrate ironSource’s technology and business and realize the intended benefits from the ironSource merger, and related costs and expenses; (xii) the effectiveness of the reduction of employee roles in positioning the company for future growth; and (xiii) Unity’s ability to leverage its offerings as a result of the rise of generative AI technologies; and (xiv) Unity’s expectation that AI will be accretive to both its growth and profitability . Further information on these and additional risks that could affect Unity’s results is included in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 27, 2023, and our future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Copies of reports filed with the SEC are available on the Unity Investor Relations website. Statements herein speak only as of the date of this release, and Unity assumes no obligation to, and does not currently intend to, update any such forward- looking statements after the date of this release except as required by law.

© 2023 Unity Technologies — 9 837 888 973 1,052 1,083 1,085 1,075 1,340 1,322 → Fully Diluted Shares Outstanding Detail → Customer Metrics: $100K Customers and Net Dollar Expansion Rate 175% 150% 125% 100% 75% 50% 25% 0% 1,500 1,250 1,000 750 500 250 0 Customers > $100K Dollar-Based Net Expansion Rate Q1 2021 140% 140% 135% 121% 111% 116% 107% 142% 142% Q2 2021 Q3 2021 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Q4 2022 Q1 2023 Shares Outstanding 2022 2023 Q1 Q2 Q3 Q4 Q1 Q2 Q4 Estimate Estimate Basic Shares Outstanding 295,847 298,028 300,587 374,243 378,374 382,000 390,000 Stock Options Outstanding 28,067 27,187 26,822 35,719 34,461 RSUs and PVUs 15,629 16,852 29,943 38,105 36,079 2026 Convertible Notes 5,588 5,588 5,588 5,588 5,588 2027 Convertible Notes - - - 20,453 20,453 Fully Diluted Shares Outstanding 345,130 347,654 362,941 474,108 474,953 478,000 490,000 Shares in thousands; end of period. About Non-GAAP Financial Measures To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP) we use certain non-GAAP financial measures, as described below, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe the following non-GAAP measures are useful in evaluating our operating performance. We are presenting these non- GAAP financial measures because we believe, when taken collectively, they may be helpful to investors because they provide consistency and comparability with past financial performance. In the future, we may also exclude non- recurring expenses and other expenses that do not reflect our overall operating results. However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non- GAAP financial measures are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP. We define adjusted EBITDA as net income or loss excluding benefits or expenses associated with stock- based compensation, acquisitions, restructurings and reorganizations, depreciation, amortization of acquired intangible assets, interest, income tax, and other non- operating activities, which primarily consist of foreign exchange rate gains or losses.

Adjusted EBITDA Reconciliation

$ in thousands

	2022				2023
	Q1	Q2	Q3	Q4	Q1
Revenue	**$ 320,126**	**$ 297,043**	**$ 322,884**	**$ 450,975**	**$ 500,361**
GAAP net loss	(177,555)	(204,158)	(250,021)	(287,754)	(253,703)
Add:					
Stock-based compensation expense	103,427	105,995	154,479	173,917	163,028
Amortization of intangible assets expense	32,702	33,131	33,419	73,299	97,920
Depreciation of property and equipment	8,770	9,505	10,071	10,679	11,640
Restructuring and reorganization costs	2,330	7,950	909	5,957	14,130
Acquisition-related costs	1,081	3,437	9,576	27,371	729
Legal settlement costs	-	-	-	3,250	-
Interest expense	1,111	1,123	1,135	4,035	6,129
Interest income and other expense, net	(941)	3,058	(2,208)	(7,101)	(13,615)
Income tax expense	6,224	2,311	11,468	17,060	6,205
Adjusted EBITDA	**(22,851)**	**(37,648)**	**(31,172)**	**20,713**	**32,463**
GAAP Net Loss margin	*(55%)*	*(69%)*	*(77%)*	*(64%)*	*(51%)*
Adjusted EBITDA margin	*(7%)*	*(13%)*	*(10%)*	*5%*	*6%*

© 2023 Unity Technologies
— 10

© 2023 Unity Technologies — 11 Three Months Ended March 31, 2023 2022 GAAP gross profit $ 338,397 $ 226,293 Add: Stock-based compensation expense 18,849 8,794 Amortization of intangible assets expense 34,265 7,555 Depreciation expense 2,364 1,238 Restructuring and reorganization costs 119 — Adjusted gross profit $ 393,994 $ 243,880 GAAP gross margin 68% 71% Adjusted gross margin 79% 76% Operating expenses reconciliation Research and development GAAP research and development expense $ 280,480 $ 221,040 Stock-based compensation expense (76,483) (55,253) Amortization of intangible assets expense (18,233) (18,105) Depreciation expense (4,820) (4,362) Restructuring and reorganization costs (7,980) — Non-GAAP research and development expense $ 172,964 $ 143,320 GAAP research and development expense as a percentage of revenue 56% 69% Non-GAAP research and development expense as a percentage of revenue 35% 45% Sales and marketing GAAP sales and marketing expense $ 216,127 $ 103,939 Stock-based compensation expense (35,517) (23,834) Amortization of intangible assets expense (45,422) (7,042) Depreciation expense (1,960) (1,914) Restructuring and reorganization costs (3,049) — Non-GAAP sales and marketing expense $ 130,179 $ 71,149 GAAP sales and marketing expense as a percentage of revenue 43% 32% Non-GAAP sales and marketing expense as a percentage of revenue 26% 22% UNITY SOFTWARE INC. Non-GAAP Reconciliation (In thousands)

© 2023 Unity Technologies — 12 Three Months Ended March 31, 2023 2022 General and administrative GAAP general and administrative expense $ 96,774 $ 72,475 Stock-based compensation expense (32,179) (15,546) Depreciation expense (2,496) (1,256) Acquisition-related costs (729) (1,081) Restructuring and reorganization costs (2,982) (2,330) Non-GAAP general and administrative expense $ 58,388 $ 52,262 GAAP general and administrative expense as a percentage of revenue 19% 23% Non-GAAP general and administrative expense as a percentage of revenue 12% 16% GAAP net loss $ (253,703) $ (177,555) Add: Stock-based compensation expense 163,028 103,427 Amortization of intangible assets expense 97,920 32,702 Depreciation expense 11,640 8,770 Acquisition-related costs 729 1,081 Restructuring and reorganization costs 14,130 2,330 Interest expense 6,129 1,111 Interest income and other expense, net (13,615) (941) Income tax expense 6,205 6,224 Adjusted EBITDA $ 32,463 $ (22,851) UNITY SOFTWARE INC. Non-GAAP Reconciliation (In thousands)

© 2023 Unity Technologies — 13 As of March 31, 2023 December 31, 2022 Assets Current assets: Cash and cash equivalents $ 1,593,946 $ 1,485,084 Short-term investments — 101,711 Accounts receivable, net 612,763 633,775 Prepaid expenses and other 136,653 144,070 Total current assets 2,343,362 2,364,640 Property and equipment, net 129,050 121,863 Goodwill 3,200,955 3,200,955 Intangible assets, net 1,824,313 1,922,234 Other assets 237,053 224,293 Total assets $ 7,734,733 $ 7,833,985 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 28,222 $ 20,221 Accrued expenses and other 321,234 326,339 Publisher payables 417,866 445,622 Deferred revenue 212,925 218,102 Total current liabilities 980,247 1,010,284 Convertible notes 2,708,300 2,707,171 Long-term deferred revenue 90,407 103,442 Other long-term liabilities 264,107 258,959 Total liabilities 4,043,061 4,079,856 Commitments and contingencies Redeemable noncontrolling interests 225,376 219,563 Unity Software Inc. Stockholders’ equity: Common stock, $0.000005 par value: Authorized shares - 1,000,000 and 1,000,000 Issued and outstanding shares - 378,374 and 374,243 2 2 Additional paid-in capital 5,962,358 5,779,776 Accumulated other comprehensive income (loss) 490 (1,691) Accumulated deficit (2,502,850) (2,249,819) Total Unity Software Inc. stockholders’ equity 3,460,000 3,528,268 Noncontrolling interest 6,296 6,298 Total stockholders’ equity 3,466,296 3,534,566 Total liabilities and stockholders’ equity $ 7,734,733 $ 7,833,985 UNITY SOFTWARE INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

© 2023 Unity Technologies — 14 Three Months Ended March 31, 2023 2022 Revenue $ 500,361 $ 320,126 Cost of revenue 161,964 93,833 Gross profit 338,397 226,293 Operating expenses Research and development 280,480 221,040 Sales and marketing 216,127 103,939 General and administrative 96,774 72,475 Total operating expenses 593,381 397,454 Loss from operations (254,984) (171,161) Interest expense (6,129) (1,111) Interest income and other expense, net 13,615 941 Loss before income taxes (247,498) (171,331) Provision for income taxes 6,205 6,224 Net loss (253,703) (177,555) Net loss attributable to noncontrolling interest and redeemable noncontrolling interests (672) — Net loss attributable to Unity Software Inc. (253,031) (177,555) Net loss (253,703) (177,555) Other comprehensive income (loss), net of taxes: Change in foreign currency translation adjustment 3,157 19 Change in unrealized losses on short-term investments — (4,428) Change in unrealized gains on derivative instruments (327) — Comprehensive loss $ (250,873) $ (181,964) Comprehensive income attributable to noncontrolling interest and redeemable noncontrolling interests: Net loss attributable to noncontrolling interest and redeemable noncontrolling interests (672) — Foreign currency translation attributable to noncontrolling interest and redeemable noncontrolling interests 649 — Comprehensive loss attributable to noncontrolling interest and redeemable noncontrolling interests (23) — Comprehensive loss attributable to Unity Software Inc. $ (250,850) $ (181,964) Basic and diluted net loss per share attributable to Unity Software Inc. $ (0.67) $ (0.60) Weighted-average shares used in computation of basic and diluted net loss per share 375,909 294,341 UNITY SOFTWARE INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except per share data) (Unaudited)

© 2023 Unity Technologies — 15 Three Months Ended March 31, 2023 2022 Operating activites Net loss $ (253,703) $ (177,555) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 109,560 41,472 Stock-based compensation expense 163,028 103,427 Other 379 3,260 Changes in assets and liabilities, net of effects of acquisitions: Accounts receivable, net 21,013 7,532 Prepaid expenses and other 7,589 (9,116) Other assets 11,169 4,868 Accounts payable 7,450 38 Accrued expenses and other (7,305) (29,646) Publisher payables (27,756) (23,780) Other long-term liabilities (18,302) (8,614) Deferred revenue (18,221) 189,414 Net cash provided by (used in) operating activities (5,099) 101,300 Investing activities Purchases of short-term investments (212) (82,777) Proceeds from principal repayments and maturities of short-term investments 102,673 100,883 Purchases of non-marketable investments — (15,000) Purchases of property and equipment (14,350) (14,929) Business acquisitions, net of cash acquired — (23,637) Net cash provided by (used in) investing activities 88,111 (35,460) Financing activities Proceeds from issuance of common stock from employee equity plans 21,971 30,216 Net cash provided by financing activities 21,971 30,216 Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash 3,151 37 Increase in cash, cash equivalents, and restricted cash 108,134 96,093 Cash and restricted cash, beginning of period 1,505,688 1,066,599 Cash, cash equivalents, and restricted cash, end of period $ 1,613,822 $ 1,162,692 UNITY SOFTWARE INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

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